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                                                                    EXHIBIT 23.1


The Board of Directors
Infosys Technologies Limited



We consent to incorporation by reference in the registration statement (No. 333-32196) on Form S-8 of Infosys Technologies Limited of our report dated April 10, 2003, relating to the balance sheets of Infosys Technologies Limited as of March 31, 2003, and 2002, and the related statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2003, and the related Financial Statement Schedule, which report appears in the March 31, 2003, annual report on Form 20-F of Infosys Technologies Limited.

                                                                        /s/ KMPG

                                                                            KMPG


Bangalore, India
May 12, 2002